Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Jeli, Inc. 2019 Stock Plan, as amended, of our reports dated March 15, 2024, with respect to the consolidated financial statements of PagerDuty, Inc. and the effectiveness of internal control over financial reporting of PagerDuty, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 18, 2024